As filed with the Securities and Exchange Commission on January 10, 2020

Registration No. 333-145695

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TWO RIVER BANCORP

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	20-3700861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

COMMUNITY PARTNERS BANCORP 2007 EQUITY INCENTIVE PLAN

TWO RIVER COMMUNITY BANK 2003 INCENTIVE STOCK OPTION PLAN

TWO RIVER COMMUNITY BANK 2003 NON-QUALIFIED STOCK OPTION PLAN

TWO RIVER COMMUNITY BANK INCENTIVE STOCK OPTION PLAN (2001)

TWO RIVER COMMUNITY BANK NON-QUALIFIED STOCK OPTION PLAN (2001)

THE TOWN BANK OF WESTFIELD 2002 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2001 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2000 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 1999 EMPLOYEE STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2001 DIRECTOR STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 2000 DIRECTOR STOCK OPTION PLAN

THE TOWN BANK OF WESTFIELD 1999 DIRECTOR STOCK OPTION PLAN

(Full Title of the Plan)

766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724

(732) 389-8722

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Copies To:

Christopher D. Maher	Steven J. Tsimbinos, Esq.	David C. Ingles, Esq.
OceanFirst Financial Corp.	OceanFirst Financial Corp.	Skadden, Arps, Slate, Meagher & Flom LLP
110 West Front Street	110 West Front Street	4 Times Square
Red Bank, New Jersey 07701	Red Bank, New Jersey 07701	New York, New York 10036
Phone: (732) 240-4500	Phone: (732) 240-4500	Phone: (212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on August 24, 2007 by Community Partners Bancorp, predecessor in interest to Two River Bancorp, a New Jersey corporation (“Two River”):

•

Registration Statement on Form S-8, File No. 333-145695, registering 1,924,922 shares of common stock, no par value, for issuance under the Community Partners Bancorp 2007 Equity Incentive Plan, Two River Community Bank and The Town Bank on April 1, 2006: the Two River Community Bank 2003 Incentive Stock Option Plan, Two River Community Bank 2003 Non-Qualified Stock Option Plan, Two River Community Bank Incentive Stock Option Plan (2001), Two River Community Bank Non-Qualified Stock Option Plan (2001), The Town Bank of Westfield 2002 Employee Stock Option Plan, The Town Bank of Westfield 2001 Employee Stock Option Plan, The Town Bank of Westfield 2000 Employee Stock Option Plan, The Town Bank of Westfield 1999 Employee Stock Option Plan, The Town Bank of Westfield 2001 Director Stock Option Plan, The Town Bank of Westfield 2000 Director Stock Option Plan and The Town Bank of Westfield 1999 Director Stock Option Plan.

Effective as of January 1, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2019, by and among OceanFirst Financial Corp. (“OceanFirst”), Hammerhead Merger Sub Corp., a wholly-owned subsidiary of OceanFirst (“Merger Sub”), and Two River, (i) Merger Sub merged with and into Two River, with Two River continuing as the surviving corporation and a wholly-owned subsidiary of OceanFirst (the “First-Step Merger”) and (ii) immediately following the completion of the First-Step Merger, Two River merged with and into OceanFirst, with OceanFirst continuing as the surviving corporation (together with the First-Step Merger, the “Integrated Mergers”).

In connection with the Integrated Mergers, OceanFirst, as the successor to Two River, is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, OceanFirst hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), OceanFirst Financial Corp., as the successor to Two River Bancorp, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Red Bank, New Jersey on January 10, 2020.

OCEANFIRST FINANCIAL CORP.
(as the successor to Two River Bancorp)

By:	/s/ Steven J. Tsimbinos

Name:	Steven J. Tsimbinos
Title:	Executive Vice President, General Counsel
& Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.